Exhibit 8







                              SUBSCRIPTION AGREEMENT

                                   by and among

                          CARRAMERICA REALTY CORPORATION

                          SECURITY CAPITAL HOLDINGS S.A.

                                       and

                           SECURITY CAPITAL U.S. REALTY





                                   dated as of

                                  April 14, 1997







                                TABLE OF CONTENTS


                                                                  Page

         1.  SUBSCRIPTION; CLOSING................................  2
             1.1.   Subscription for Company Common Stock.........  2
             1.2.   Acceptance of Subscription....................  2
             1.3.   Purchase Price................................  2
             1.4.   Closing.......................................  3
         2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY........  3
             2.1.   Organization and Qualification................  3
             2.2.   Authority Relative to the Agreement;
                      Board Approval..............................  4
             2.3.   Capital Stock.................................  4
             2.4.   No Conflicts; No Defaults; Required
                      Filings and Consents........................  4
             2.5.   Securities Law Matters; Material Changes;
                      Corporate Action Covenants..................  5
             2.6.   Litigation; Compliance With Law...............  7
             2.7.   Tax Matters; REIT and Partnership Status......  7
             2.8.   Compliance with Organizational Documents......  8
             2.9.   Maryland Takeover Law.........................  8
             2.10.  Brokers or Finders............................  8
         3.  REPRESENTATIONS AND WARRANTIES OF SUBSCRIBER AND
               THE ADVANCING PARTY................................  9
             3.1.   Organization and Standing.....................  9
             3.2.   Due Authorization.............................  9
             3.3.   Conflicting Agreements and Other Matters......  9
             3.4.   Source of Funds...............................  10
             3.5.   Brokers or Finders............................  10
             3.6.   REIT Qualification Matters....................  10
             3.7.   Investment Company Matters....................  10
         4.  CONDITIONS TO CLOSING................................  10
             4.1.   Conditions to Obligations of Subscriber.......  10
             4.2.   Conditions to Obligations of the Company......  12
         5.  SURVIVAL; INDEMNIFICATION............................  12
             5.1.   Survival......................................  12
             5.2.   Indemnification by Subscriber or the
                      Company.....................................  13
             5.3.   Third-Party Claims............................  14
         6.  MISCELLANEOUS........................................  14
             6.1.   Counterparts..................................  14
             6.2.   Governing Law.................................  15
             6.3.   Entire Agreement..............................  15
             6.4.   Notices.......................................  15
             6.5.   Successors and Assigns........................  16
             6.6.   Headings......................................  16
             6.7.   Amendments and Waivers........................  16








                                                                  Page

             6.8.   Expenses......................................  16
             6.9.   Severability..................................  17
             6.10.  Further Assurances............................  17
             6.11.  Joint and Several Liability; Guaranty.........  17























































                              SUBSCRIPTION AGREEMENT


                   THIS SUBSCRIPTION AGREEMENT (this "Agreement") is entered into as of April 14, 1997 by and among CarrAmerica Realty Corporation, a Maryland corporation (the "Company"), Security Capital U.S. Realty, a Luxembourg corporation (the "Advancing Party"), and Security Capital Holdings S.A., a Lux-embourg corporation and a wholly owned subsidiary of the Ad-vancing Party ("Subscriber"). Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Stock-holders Agreement (as hereinafter defined).

                   WHEREAS, in connection with the Company's issuance and sale to Subscriber on April 30, 1996 of 11,627,907 shares of the Company's common stock, par value $0.01 per share (the "Company Common Stock"), the Company, Carr Realty, L.P., a Delaware limited partnership ("Carr Realty, L.P."), the Advanc-ing Party and Subscriber entered into a Stockholders Agreement on such date (the "Stockholders Agreement");

                   WHEREAS, pursuant to the terms of the Stockholders Agreement, in the event that the Company issues or sells shares of capital stock of the Company, Investor is, during a speci-fied term, entitled (except in certain limited circumstances) to a participation right to purchase, or subscribe for, a total number of shares generally equal to up to 30% of the total num-ber of shares of capital stock proposed to be issued by the Company (the "Participation Rights");

                   WHEREAS, the Company currently intends to issue and to offer and sell in a public offering (the "Public Offering") up to 5,000,000 shares (the "Public Shares") of Company Common Stock;

                   WHEREAS, in connection with the Public Shares pro-posed to be issued by the Company in the Public Offering, Investor is entitled to, and has indicated to the Company that it desires to, exercise its Participation Rights; and

                   WHEREAS, in accordance with Investor's desire to ex-ercise its Participation Rights, the Company desires to issue and sell to Subscriber shares of Company Common Stock in an offering (the "Concurrent Purchase") from the Company to Sub-scriber to be consummated concurrently with the Public Offer-ing.

                   NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:







         1.   SUBSCRIPTION; CLOSING

              1.1.  SUBSCRIPTION FOR COMPANY COMMON STOCK

                   (a) Subject to the terms and conditions hereof, Sub-scriber hereby subscribes (the "Subscription") to purchase that number of shares of Company Common Stock (the "Concurrent Shares") equal to the lesser of (i) 2,142,857 shares of Company Common Stock, or (ii) that number (the "Reduced Number") of shares of Company Common Stock which is equal to thirty percent (30%) of the sum of the number of Public Shares sold in the Public Offering (excluding any Public Shares sold as a result of the exercise of the underwriters' over-allotment option in connection with the Public Offering) and the Reduced Number.

                   (b) Investor hereby agrees that the Subscription represents the complete and exclusive exercise of its Partici-pation Rights with regard to the Public Offering, provided that the number of Public Shares to be sold in the Public Offering does not exceed 5,000,000 (excluding any Public Shares sold as a result of the exercise of the underwriters' over-allotment option in connection with the Public Offering). The Company reserves the right to terminate the Public Offering for any reason or for no reason, to sell less than all of the Public Shares in the Public Offering or to increase the number of Pub-lic Shares sold in the Public Offering.

              1.2.  ACCEPTANCE OF SUBSCRIPTION

                   Subject to the terms and conditions hereof, the Com-pany hereby accepts the Subscription.

              1.3.  PURCHASE PRICE

                   The per share purchase price (the "Per Share Purchase Price") for the Concurrent Shares shall be the same as the per share public offering price of the Company Common Stock in the Public Offering. The aggregate purchase price (the "Purchase Price") shall be equal to the Per Share Purchase Price multi-plied by the number of Concurrent Shares. The Company reserves the right to establish the per share public offering price of the Public Shares in the Public Offering, and nothing in this Agreement shall be construed to grant Subscriber or any Inves-tor any right to participate in the establishment of the per share public offering price of the Company Common Stock in the Public Offering.













              1.4.  CLOSING

                   Subject to the terms and conditions hereof, the clos-ing of the Concurrent Purchase (the "Closing") shall occur con-currently with the closing of the Public Offering. At the Closing, the Company will sell, convey, assign, transfer and deliver, and Subscriber will purchase and acquire (and the Ad-vancing Party shall advance sufficient funds for such purchase) from the Company, the Concurrent Shares, and Subscriber will pay to the Company the Purchase Price by wire transfer of immediately available funds in U.S. dollars to the account or accounts specified by the Company.

         2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                   The Company hereby represents and warrants to Sub-scriber as follows:

              2.1.  ORGANIZATION AND QUALIFICATION

                   (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as described in the Com-pany Prospectus (as hereinafter defined), and to enter into this Agreement and to perform its obligations hereunder.

                   (b) Each of the Significant Subsidiaries of the Com-pany is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the corporate or partnership power and authority to own its properties and carry on its business as it is now being conducted.

                   (c) Each of the Company and its Significant Subsid-iaries is duly qualified to do business and in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for any failures to be so qualified or to be in good standing as would not, individually or in the aggregate, reasonably be ex-pected to result in a Material Adverse Effect.

                   (d) The issue and sale of the Concurrent Shares hereunder will not give any stockholder of the Company the right to demand payment for his shares under the Maryland Gen-eral Corporation Law.











              2.2.  AUTHORITY RELATIVE TO THE AGREEMENT; BOARD APPROVAL

                   (a) The execution, delivery and performance of this Agreement have been duly and validly authorized by all neces-sary corporate action on the part of the Company. This Agree-ment has been duly executed and delivered by the Company for itself and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights or general principles of equity.

                   (b) The Board of Directors of the Company has, as of the date hereof, approved the transactions contemplated hereby.

                   (c) The Concurrent Shares have been duly authorized for issuance, and upon issuance will be duly and validly is-sued, fully paid and nonassessable.

              2.3.  CAPITAL STOCK

                   The capital stock of the Company as of the date spec-ified in the Company Prospectus is as set forth therein under the caption entitled "Capitalization." All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights (excluding any preemptive rights that In-vestor may have under the Stockholders Agreement).

              2.4.  NO CONFLICTS; NO DEFAULTS; REQUIRED FILINGS AND
                    CONSENTS

                   Neither the execution and delivery by the Company hereof nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof, will:

                   (a) conflict with or result in a breach of any pro-visions of the Company Charter or By-laws of the Company;

                   (b) result in a breach or violation of, a default under, or the triggering of any payment or other obligations pursuant to, or accelerate vesting under, any of the Company stock option plans or Partnership (as defined below) Unit (as defined below) option plans or similar compensation plan or any grant or award made under any of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

                   (c) violate or conflict with any statute, regula-tion, judgment, order, writ, decree or injunction applicable to









         the Company, except as would not, individually or in the ag-gregate, reasonably be expected to result in a Material Adverse Effect;

                   (d) violate or conflict with or result in a breach of any provision of, or constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of the Company under, or result in being de-clared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mort-gage, indenture, deed of trust or any license, franchise, per-mit, lease, contract, agreement or other instrument, commitment or obligation to which the Company is a party, or by which the Company or any of its properties is bound or affected, except for any of the foregoing matters which would not reasonably be expected to, individually or in the aggregate, result in a Ma-terial Adverse Effect; or

                   (e) require any consent, approval or authorization of, or declaration, filing or registration with any Governmen-tal Authority, other than any filings required under the Secu-rities Act, the Exchange Act, Blue Sky Laws and any filings required to be made with any national securities exchange on which the Company Common Stock is listed, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                   (f) For purposes hereof, the terms listed below shall have the following meanings:

                   "Partnerships" shall mean, collectively, Carr Realty, L.P. and CarrAmerica Realty, L.P., Delaware limited partner-ships.

                   "Units" shall mean units of partnership interest in the Partnerships.

              2.5. SECURITIES LAW MATTERS; MATERIAL CHANGES; CORPORATE ACTION COVENANTS

                   (a) As of the date hereof and as of the date of the Closing, the Company Prospectus does not and will not contain any untrue statement of a material fact or omit to state a ma-terial fact required to be stated therein or necessary in order to make the statements therein, in the light of the circum-stances under which they were made, not misleading.










                   (b) The documents incorporated or deemed to be in-corporated by reference in the Company Prospectus pursuant to
         Item 12 of Form S-3 under the Securities Act, at the time they were or hereafter are filed with the SEC, complied and will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC under the Exchange Act, and, when read together with the other informa-tion in the Company Prospectus, as of the date hereof and as of the date of the Closing, did not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the state-ments therein, in the light of the circumstances under which they were made, not misleading.

                   (c) Since the respective dates as of which informa-tion is given in the Company Prospectus, except as otherwise stated therein, (A) there has been no change in the condition, financial or otherwise, or in the earnings, assets or business affairs of the Company and the Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, except as would not reasonably be expected to, indi-vidually or in the aggregate, result in a Material Adverse Ef-fect, (B) no casualty loss or condemnation or other event with respect to any of the interests held directly or indirectly in any of the real properties owned, directly or indirectly, by the Company or any entity wholly or partially owned by the Com-pany has occurred, except as would not reasonably be expected to, individually or in the aggregate, result in a Material Ad-verse Effect, (C) except for regular quarterly dividends on the Common Stock and dividends on the Preferred Stock in amounts per share that are consistent with past practice, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock or by either of the Partnerships with respect to its Units, and (D) with the exception of transactions in connection with stock options and in connection with dividend reinvestment plans, the issuance of shares of Common Stock upon the exchange of Units of the Partnerships and the issuance of Units of the Partner-ships in connection with the acquisition of real or personal property, there has been no change in the capital stock or in the partnership interests or member interests, as the case may be, of the Company or any Subsidiary, and no increase in the indebtedness of the Company or any Subsidiary, that is material to such entities considered as one enterprise.

                   (d) The financial statements (including the notes thereto) included in, or incorporated by reference into, the Company Prospectus present fairly the financial position of the respective entity or entities presented therein at the respec-tive dates indicated (if such financial position is presented)









         and the results of their operations for the respective periods specified and, except as otherwise stated in the Company Pro-spectus, said financial statements have been prepared in con-formity with generally accepted accounting principles applied on a consistent basis.

                   (e) As of the date hereof, the Company and its Con-trolled Subsidiaries have complied in all material respects with the Corporate Action Covenants set forth in Section 6.1 of the Stockholders Agreement.

                   (f) For purposes hereof, "Company Prospectus" shall mean, collectively, the Prospectus dated March 27, 1997 and the Prospectus Supplement dated April 14, 1997 relating to the shares of Company Common Stock to be offered to the Subscriber, a copy of which is attached hereto as Exhibit A.

              2.6.  LITIGATION; COMPLIANCE WITH LAW

                   (a) There are no Actions pending or, to the Com-pany's knowledge, threatened against the Company or any of its Significant Subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a Material Ad-verse Effect, or which question the validity hereof or any ac-tion taken or to be taken in connection herewith. There are no continuing orders, injunctions or decrees of any Government Authority to which the Company or any of its Significant Sub-sidiaries is a party or by which any of its properties or as-sets are bound.

                   (b) None of the Company or its Significant Subsid-iaries is in violation of any statute, rule, regulation, order, writ, decree or injunction of any Government Authority or any body having jurisdiction over them or any of their respective properties which, if enforced, would, individually or in the aggregate, reasonably be expected to result in a Material Ad-verse Effect.

              2.7.  TAX MATTERS; REIT AND PARTNERSHIP STATUS

                   (a) The Company (i) was eligible to and did validly elect to be taxed as a REIT under Sections 856 through 860 of the Code effective as of its taxable year ended December 31, 1993, and does not intend, in its federal income tax return for the tax year ended December 31, 1996 and in its federal income tax return for the tax year that will end on December 31, 1997 to revoke such election, (ii) has not, to its knowledge, taken or omitted to take any action that would reasonably be expected to result in a termination of or challenge to its status as a REIT, (iii) is not aware that any such challenge is pending or









         threatened, (iv) intends to continue to operate in such a manner as to qualify as a REIT for 1997, and (v) to the Company's knowledge, and assuming the accuracy of Subscriber's representation in Section 3.7, will not be rendered unable to qualify as a REIT for federal income tax purposes as a conse-quence of the transactions contemplated hereby.

                   (b) Each Partnership and each subsidiary of the Com-pany organized as a partnership (and any other subsidiary of the Company that files tax returns as a partnership for federal income tax purposes) was and continues to be classified as a partnership for federal income tax purposes.

                   (c) For purposes of this Section 2.7, no representa-tion set forth in Section 2.7 shall be deemed to be untrue un-less such untruths would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

              2.8.  COMPLIANCE WITH ORGANIZATIONAL DOCUMENTS

                   Neither the Company nor any of its Significant Sub-sidiaries is in default under or in violation of any provision of the Company Charter or the By-laws of the Company or the Partnership Agreement (or equivalent documents), except for such defaults or violations which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

              2.9.  MARYLAND TAKEOVER LAW

                   The terms of Section 3-602 and Subtitle 7 of Title 3 of the Maryland General Corporation Law will not apply to Sub-scriber, the Subscription or any other transaction contemplated hereby.

              2.10.  BROKERS OR FINDERS

                   No agent, broker, investment banker or other firm or person, including any of the foregoing that is an Affiliate of the Company, is or will be entitled to any broker's or finder's fee or any other commission or similar fee from the Company in connection with this Agreement or any of the transactions con-templated hereby for which Subscriber will be responsible.


         3.   REPRESENTATIONS AND WARRANTIES OF SUBSCRIBER AND
              THE ADVANCING PARTY

                   Subscriber and the Advancing Party hereby jointly and severally represent and warrant to the Company as follows:









              3.1.  ORGANIZATION AND STANDING

                   Each of Subscriber and the Advancing Party is a cor-poration duly incorporated, validly existing and in good stand-ing under the laws of Luxembourg. Subscriber has all requisite corporate power and authority to own, operate, lease and encum-ber its properties and carry on its business as now conducted, and to enter into this Agreement and to perform its obligations hereunder.

              3.2.  DUE AUTHORIZATION

                   The execution, delivery and performance of this Agreement have been duly and validly authorized by all neces-sary corporate action on the part of Subscriber and the Advanc-ing Party. This Agreement has been duly executed and delivered by each of Subscriber and the Advancing Party for itself and constitutes the valid and legally binding obligations of Sub-scriber and the Advancing Party, enforceable against Subscriber or the Advancing Party, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, mora-torium or other similar laws relating to creditors' rights or general principles of equity.

              3.3.  CONFLICTING AGREEMENTS AND OTHER MATTERS

                   Neither the execution and delivery of this Agreement nor the performance by Subscriber or the Advancing Party, as the case may be, of its obligations hereunder will conflict with, result in a breach of the terms, conditions or provisions of, constitute a default under, result in the creation of any mortgage, security interest, encumbrance, lien or charge of any kind upon any of the properties or assets of Subscriber or the Advancing Party, as the case may be, pursuant to, or require any consent, approval or other action by or any notice to or filing with any Government Authority pursuant to, the organiza-tional documents or agreements of Subscriber or the Advancing Party, as the case may be, or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation by which Subscriber or the Advancing Party, as the case may be, is bound, except for filings after any Closing under Section 13(d) of the Exchange Act.

              3.4.  SOURCE OF FUNDS

                   At the Closing, the Advancing Party shall have avail-able and shall advance to Subscriber all of the funds necessary to satisfy Subscriber's obligations hereunder and to pay any related fees and expenses in connection with the foregoing.










              3.5.  BROKERS OR FINDERS

                   No agent, broker, investment banker or other firm or person, including any of the foregoing that is an Affiliate of Subscriber or the Advancing Party, is or will be entitled to any broker's or finder's fee or any other commission or similar fee from Subscriber or the Advancing Party, in connection with this Agreement or the transactions contemplated hereby for which the Company will be responsible.

              3.6.  REIT QUALIFICATION MATTERS

                   To Subscriber's knowledge, no person which would be treated as an "individual" for purposes of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) owns or would be considered to own (taking into account the ownership attribution rules under Section 544 of the Code, as modified by
         Section 856(h) of the Code) in excess of 9.8% of the value of the outstanding equity interest in Subscriber or the Advancing Party.

              3.7.  INVESTMENT COMPANY MATTERS

                   Neither the Advancing Party nor Subscriber is, and after giving effect to the purchase of the Concurrent Shares, neither will be, an "investment company" or an entity "con-trolled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.


         4.   CONDITIONS TO CLOSING

              4.1.  CONDITIONS TO OBLIGATIONS OF SUBSCRIBER

                   The obligations of Subscriber to purchase and pay for the Concurrent Shares at the Closing are subject to satisfac-tion or waiver of each of the following conditions precedent:

                   (a) All conditions to the closing of the Public Offering as set forth in the underwriting agreement between the Company and the underwriters for the Public Offering, other than conditions relating to the transactions contemplated by this Agreement (if any), shall have been satisfied or waived, and the Company shall have delivered to Subscriber at the Clos-ing a certificate of an appropriate officer in form and sub-stance reasonably satisfactory to Subscriber dated the date of the Closing to such effect.

                   (b) The representations and warranties of the Com-pany contained herein shall have been true and correct in all









         respects on and as of the date hereof, and shall be true and correct in all respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing (except for represen-tations and warranties that speak as of a specific date or time other than the date of the Closing (which need only be true and correct in all respects as of such date or time)), other than, in all such cases, such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a Material Adverse Effect; provided, however, that if any of the representations and warranties is already qualified in any re-spect by materiality or as to Material Adverse Effect for pur-poses of this Section 4.1(b) such materiality or Material Ad-verse Effect qualification will be in all respects ignored (but subject to the overall standard as to Material Adverse Effect set forth immediately prior to this proviso). The Company shall have delivered to Subscriber at the Closing a certificate of an appropriate officer in form and substance reasonably sat-isfactory to Subscriber dated the date of the Closing to such effect.

                   In making any determination as to Material Adverse Effect under this Section 4.1(b), the matters set forth in each such Section shall be aggregated and considered together.

                   (c) There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby and there shall be no pending Actions which would reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby or to issue the Concurrent Shares.

                   (d) The Company shall not have taken any action or have failed to take any action which would reasonably be ex-pected to, alone or in conjunction with any other factors, re-sult in the loss of its status as a REIT for federal income tax purposes.

              4.2.  CONDITIONS TO OBLIGATIONS OF THE COMPANY

                   The obligations of the Company to issue and sell the Concurrent Shares at the Closing are subject to satisfaction or waiver of each of the following conditions precedent:

                   (a) All conditions to the closing of the Public Offering as set forth in the underwriting agreement between the Company and the underwriters for the Public Offering, other than conditions relating to the transactions contemplated by this Agreement (if any), shall have been satisfied or waived.









                   (b) The representations and warranties of Subscriber and the Advancing Party contained herein shall have been true and correct in all respects on and as of the date hereof, and shall be true and correct in all respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing (except for representations and warranties that speak as of a specific date or time other than the date of the Closing (which need only be true and correct in all respects as of such date or time)), other than, in all such cases, such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a Material Adverse Effect. Subscriber shall have delivered to the Company at the Closing a certificate of an appropriate officer in form and substance reasonably satis-factory to the Company dated the date of the Closing to such effect.

                   (c) There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby and there shall be no pending Actions which would reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby or to issue the Concurrent Shares.


         5.   SURVIVAL; INDEMNIFICATION

              5.1.  SURVIVAL

                   All representations, warranties, covenants and agree-ments of the parties contained herein, including indemnity or indemnification agreements contained herein, shall survive the Closing until the first anniversary of the Closing. No Action or proceeding may be brought with respect to any of the repre-sentations, warranties, covenants or agreements unless written notice thereof, setting forth in reasonable detail the claimed misrepresentation or breach of warranty or breach of covenant or agreement, shall have been delivered to the party alleged to have breached such representation or warranty or such covenant or agreement prior to the first anniversary of the Closing. Those covenants or agreements that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms.

              5.2.  INDEMNIFICATION BY SUBSCRIBER OR THE COMPANY

                   (a) Subject to Section 5.1, from and after the Clos-ing, Subscriber shall indemnify and hold harmless the Company, its successors and assigns, from and against any and all Loss









         and Expenses suffered, directly or indirectly, by the Company by reason of, or arising out of, (i) any breach as of the date made or deemed made or required to be true of any representa-tion or warranty made by Subscriber in or pursuant to this Agreement, or (ii) any failure by Subscriber to perform or ful-fill any of its covenants or agreements set forth herein. Not-withstanding any other provision of this Agreement to the con-trary, in no event shall Loss and Expenses include a party's incidental or consequential damages.

                   (b) Subject to Section 5.1, from and after the Clos-ing, the Company shall indemnify and hold harmless Subscriber, its successors and assigns, from and against any and all Loss and Expenses, suffered, directly or indirectly, by Subscriber by reason of, or arising out of, any breach as of the date made or deemed made or required to be true of any representation or warranty made by the Company in or pursuant to this Agreement and any statements made in any certificate delivered pursuant to this Agreement, or (ii) any failure by the Company to per-form or fulfill any of its covenants or agreements set forth herein. Notwithstanding any other provision of this Agreement to the contrary, in no event shall Loss and Expenses include a party's incidental or consequential damages.

                   (c) Notwithstanding the foregoing, (i) neither Sub-scriber nor the Company shall be responsible for any Loss and Expenses as provided by paragraphs (a) and (b), respectively, of this Section 5.2, until the cumulative aggregate amount of such Loss and Expenses suffered by Subscriber or the Company, as the case may be, exceeds $500,000, in which case Subscriber or the Company, as the case may be, shall then be liable for all such Loss and Expenses, and (ii) the cumulative aggregate indemnity obligation of each of Subscriber and the Company un-der this Section 5.2 shall in no event exceed the Purchase Price. Except with respect to third-party claims being de-fended in good faith or claims for indemnification with respect to which there exists a good faith dispute, the indemnifying party shall satisfy its obligations hereunder within 30 days of receipt of a notice of claim under this Section 5.

              5.3.  THIRD-PARTY CLAIMS

                   If a claim by a third party is made against Sub-scriber or the Advancing Party or the Company (each, an "Indem-nified Party") and if such Indemnified Party intends to seek indemnity with respect thereto under this Section 5, such In-demnified Party shall promptly notify the indemnifying party in writing of such claims setting forth such claims in reasonable detail. The indemnifying party shall have 20 days after re-ceipt of such notice to undertake, through counsel of its own









         choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided, however, that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indem-nified Party. The Indemnified Party shall not pay or settle any claim which the indemnifying party is contesting. Notwith-standing the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the Indemnified Party within 20 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemni-fied Party shall have the right to contest, settle or compro-mise the claim but shall not thereby waive any right to indem-nity therefor pursuant to this Agreement.


         6.   MISCELLANEOUS

              6.1.  COUNTERPARTS

                   This Agreement may be executed in one or more coun-terparts, all of which shall be considered one and the same agreement, and shall be effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided receipt of copies of such counter-parts is confirmed.

              6.2.  GOVERNING LAW

                   THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REF-ERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

              6.3.  ENTIRE AGREEMENT

                   This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. This Agreement is not intended to confer upon any person not a party hereto (and their successors and assigns) any rights or remedies hereunder.










              6.4.  NOTICES

                   All notices and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, tele-fax or other electronic transmission service to the appropriate address or number as set forth below. Notices to the Company shall be addressed to:

                        CarrAmerica Realty Corporation
                        1700 Pennsylvania Avenue, N.W.
                        Washington, DC  20006
                        Attention:  Thomas A. Carr, President
                        Telecopy Number:  (202) 638-0102

                   with a copy (which shall not constitute notice) to:

                        Hogan & Hartson L.L.P.
                        555 Thirteenth Street, N.W.
                        Washington, DC  20004-1109
                        Attention:  J. Warren Gorrell, Jr., Esq.
                        Telecopy Number:  (202) 637-5910

                   Notices to Subscriber or the Advancing Party shall be addressed to:

                        Security Capital Holdings S.A.
                        69, route d'Esch
                        L-2953 Luxembourg
                        Attention: Paul E. Szurek, Managing Director Telecopy Number: (352) 4590-3331

                   with a copy (which shall not constitute notice) to:

                        Wachtell, Lipton, Rosen & Katz
                        51 W. 52nd Street
                        New York, New York  10019
                        Attention:  Adam O. Emmerich, Esq.
                        Telecopy Number: (212) 403-2000


              6.5.  SUCCESSORS AND ASSIGNS

                   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. Neither Subscriber nor the Advancing Party shall be permitted to assign any of its rights hereunder to any third party; pro-vided, however, that Subscriber and the Advancing Party may assign all (but not less than all) of their rights hereunder to









         any other Investor so long as such other Investor agrees in writing, in a form reasonably acceptable to the Company, to be bound by all the terms and conditions of this Agreement.

              6.6.  HEADINGS

                   The Section and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agree-ment.

              6.7.  AMENDMENTS AND WAIVERS

                   This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by the other parties hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

              6.8.  EXPENSES

                   Except as set forth in this Agreement, whether or not the Closing is consummated, all legal and other costs and ex-penses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

              6.9.  SEVERABILITY

                   Any provision hereof which is invalid or unenforce-able shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

              6.10.  FURTHER ASSURANCES

                   The Company, Subscriber and the Advancing Party agree that, from time to time, whether before, at or after the Clos-ing, each of them will execute and deliver such further instru-ments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents hereof.

              6.11.  JOINT AND SEVERAL LIABILITY; GUARANTY

                   The obligations and liability of Subscriber and the Advancing Party under or in connection with this Agreement are









         joint and several. The Advancing Party hereby unconditionally and irrevocably guarantees and agrees to be responsible for the payment and performance of all of Subscriber's obligations hereunder.























































                   IN WITNESS WHEREOF, the parties hereto have duly ex-ecuted this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first above written.

                                  CARRAMERICA REALTY CORPORATION


                                  By:    /s/ Brian K. Fields
                                  Name:  Brian K. Fields
                                  Title: Chief Financial Officer


                                  SECURITY CAPITAL HOLDINGS S.A.


                                  By:    /s/ Paul E. Szurek
                                  Name:  Paul E. Szurek
                                  Title: Managing Director


                                  SECURITY CAPITAL U.S. REALTY


                                  By:    /s/ Paul E. Szurek
                                  Name:  Paul E. Szurek
                                  Title: Managing Director

























                                       -18-